Exhibit 3.1

SUPER INTERMEDIATECO LLC

ARTICLES OF ORGANIZATION

The undersigned, being authorized to execute and file these Articles, hereby certifies that:

FIRST:  The name of the limited liability company (hereinafter referred to as the “Company”) is “Super IntermediateCo LLC”.

SECOND:  The purposes for which the Company is formed are to engage in any lawful business, except the business of acting as an insurer.

THIRD:  The address of the principal office of the Company in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

FOURTH:  The name and address of the resident agent of the Company are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

FIFTH:  No member is an agent of the Company solely by virtue of being a member, and no member has authority to act for the Company solely by virtue of being a member.

IN WITNESS WHEREOF, I have signed these Articles of Organization and acknowledged them to be my act this 26th day of February, 2007.

/s/ Patricia McGowan
Patricia McGowan
Authorized Person

I hereby consent to act as resident agent in Maryland for the entity named in the attached document.

The Corporation Trust Incorporated

/s/ Billie J. Swoboda
Billie J. Swoboda, VP